Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Sorrento Therapeutics, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sorrento Therapeutics, Inc. 2019 Stock Incentive Plan, as amended, of our report dated March 11, 2022, with respect to the consolidated financial statements of Sorrento Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Sorrento Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 16, 2022